Exhibit 99.1
FOR IMMEDIATE RELEASE

F.N.B. Corporation’s Continued Strong Financial Performance Leads to an 8%
Increase to the Quarterly Common Stock Cash Dividend and the Authorization of
a New $250 Million Share Repurchase Program

PITTSBURGH, PA – April 14, 2026 – F.N.B. Corporation (NYSE: FNB) announced today two strategic actions to deploy capital, resulting from sustained exceptional financial performance to continue to benefit FNB shareholders. In addition to declaring a quarterly cash dividend of $0.13 per share on common stock, representing a one cent per share increase from the prior quarterly cash dividend, the Company authorized a new $250 million share repurchase program. Both actions were unanimously approved by the Board of Directors based on FNB executive management’s disciplined development and execution of its long-term strategic plans.

“Since assuming the role of President of First National Bank of Pennsylvania in 2009, my goal has been to advance the Company’s long-term commitment to optimize our capital and shareholder value while also reinvesting in the Company for continued future success. During this timeframe, FNB returned $2.3 billion of capital to shareholders through both dividends and share repurchases, grew the balance sheet 477%, achieved a total shareholder return that outperformed the KBW Regional Banking Index by more than 200%, reached record capital levels and effectively managed the dividend payout ratio from nearly 80% down to 31%, in line with peer levels,” said F.N.B. Corporation Chairman, President and Chief Executive Officer, Vincent J. Delie, Jr.

Delie continued, “We have succeeded at creating a premier regional institution that is recognized for its strong performance, signature innovation and disciplined senior management team. Long-term investments in our award-winning digital and data analytics capabilities, including the eStore®, as well as in our Advisory and Capital Markets businesses and enterprise risk management framework have propelled our organic growth and ensured we were able to add scale effectively. During nearly two decades which included the challenges posed by the global recession and pandemic, we have maintained an industry-leading efficiency ratio in the low-to-mid 50% range while consistently producing returns well above our cost of capital, evidencing the strength of our business model, strategy and leadership.”

FNB’s quarterly stock dividend is payable on June 15, 2026, to shareholders of record as of the close of business on June 1, 2026. The new share repurchase program authorizes the Company to repurchase up to $250 million of its outstanding shares of common stock, adding to the remaining $50 million from the prior share repurchase program authorized in April 2022, which reflects first quarter 2026 repurchase activity. The repurchases will be made from time to time on the open market at prevailing market prices or in privately negotiated transactions. The purchases will be funded from available working capital. There is no guarantee as to the exact number of shares that will be repurchased, and FNB may discontinue repurchases at any time.

About F.N.B. Corporation

F.N.B. Corporation (NYSE: FNB), headquartered in Pittsburgh, Pennsylvania, is a diversified financial services company operating in seven states and the District of Columbia. FNB’s market coverage spans several major metropolitan areas including: Pittsburgh, Pennsylvania; Baltimore, Maryland; Cleveland, Ohio; Washington, D.C.; Charlotte, Raleigh, Durham and the Piedmont Triad (Winston-Salem, Greensboro and High Point) in North Carolina; and Charleston, South Carolina. The Company has total assets of more than $50 billion and over 350 banking offices throughout Pennsylvania, Ohio, Maryland, West Virginia, North Carolina, South Carolina, Washington, D.C. and Virginia.

FNB provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network which is led by its largest affiliate, First National Bank of Pennsylvania, founded in 1864. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, government banking, business credit, capital markets and lease financing. The consumer banking segment provides a full line of consumer banking products and services, including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. FNB's wealth management services include asset management, private banking and insurance.

The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol "FNB" and is included in Standard & Poor's MidCap 400 Index with the Global Industry Classification Standard (GICS) Regional Banks Sub-Industry Index. Customers, shareholders and investors can learn more about this regional financial institution by visiting the F.N.B. Corporation website at www.fnbcorporation.com.

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Media Contact:

Jennifer Reel, 724-983-4856, 724-699-6389 (cell)

Reel@fnb-corp.com

Analyst/Institutional Investor Contact:

Lisa Hajdu, 412-385-4773
Hajdul@fnb-corp.com